UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNITY BANCORP, INC.
(Exact name of registrant as specified in its charter)

New Jersey
(State or other jurisdiction of incorporation or organization)

22-3282551
(I.R.S. Employer Identification No.)

Unity Bancorp, Inc.
2017 Stock Option Plan
(Full title of the plan)

James A. Hughes
President and Chief Executive Officer
Unity Bancorp, Inc.
64 Old Highway 22
Clinton, New Jersey 08809
(Name and address of agent for service)

(908) 730-7630
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and "emerging growth company" in Rule 29b-2 of the Exchange Act. (check one):

Large accelerated filer ☐                Accelerated filer ☐
Non-accelerated filer ☐                 Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
		Proposed maximum	Proposed maximum
Title of securities to	Amount to be	offering price	aggregate offering	Amount of
be registered	registered	per share(2)	price	registration fee
Common Stock, no par value per share and interests of participation in the Plans	350,000	$16.15	$5,652,500	$656.82

1)
Maximum number of shares authorized for issuance pursuant to the Registrant’s 2017 Stock Option Plan (the “Plan”). This Registration Statement also relates to such indeterminate number of additional shares of common stock of the Registrant as may be issuable as a result of stock splits, stock dividends or similar transactions, as described in the Plans.

2)
Estimated solely for the purpose of calculating the registration fee and based upon the average of the high and low sale prices of the Registrant’s Common Stock as reported on the NASDAQ Global Market on May 19, 2017.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, accordingly, files periodic reports and other information with the Securities and Exchange Commission (the “SEC”). Reports, proxy statements and other information concerning the Company filed with the SEC may be inspected and copies may be obtained (at prescribed rates) at the SEC’s Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Website that contains copies of such material. The address of the Commission’s Website is http://www.sec.gov.

The following documents filed with the SEC are hereby incorporated by reference into this Registration Statement:

a)	the annual report of the Registrant as of and for the year ended December 31, 2016 on Form 10-K filed with the SEC on March 3, 2017;

b)	the Registrant’s quarterly report for the period ended March 31, 2017 on Form 10-Q filed with the SEC on May 11, 2017;

c)	the current reports on Form 8-K filed with the SEC on January 26, 2017, February 2, 2017, February 15, 2017, February 23, 2017, February 24, 2017, April 24, 2017, April 27, 2017, and April 28, 2017.

d)
the description of the Registrant’s common stock, no par value, contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on September 15, 1998 and the Certificate of Incorporation on Form 8-K filed with the SEC on May 22, 2002.

In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 29, 13(a), 14 and 15(d) of the Exchange Act after the effective date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.  Description of Securities.
Not applicable.
Item 5.  Interests of Named Experts and Counsel.
Not applicable.
Item 6.  Indemnification of Directors and Officers.
Article IX of the Company’s Certificate of Incorporation provides:

Section 14A:3-5 of the New Jersey Business Corporation Act (“NJBCA”) gives a corporation the power, without a specific authorization in its certificate of incorporation or by-laws, to indemnify a director, officer, employee or agent (a “corporate agent”) against expenses and liabilities incurred in connection with certain proceedings involving the corporate agent by reason of his being or having been such a corporate agent, provided that the corporate agent must have acted in good faith and in the manner reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. In such proceeding, termination of a proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent does not of itself create a presumption that any such corporate agent failed to meet the above applicable standards of conduct. Subject to certain limitations, the indemnification provided by the NJBCA does not exclude any rights to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise. No indemnification, other than that required when a corporate agent is successful on the merits or otherwise in any of the above proceedings, is permitted if such indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law or a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

The Company’s Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the NJBCA.

The Company’s Certificate of Incorporation also requires that the Company indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Company’s Certificate of Incorporation also requires that the Company indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that no indemnification is permitted in respect of any person adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity.

The Company has entered into indemnification agreements with all of its directors providing contractual rights to indemnification consistent with Article Nine of the Company’s Certificate of Incorporation. In addition, policies of insurance are maintained by the Company under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.
Item 7.  Exemption From Registration Claimed.
Not applicable.
Item 8.  Exhibits.
The following exhibits are filed with this Registration Statement.

Exhibit Number	Description of Exhibits
4	2017 Stock Option Plan
5	Opinion of Windels Marx Lane & Mittendorf, LLP
23.1	Consent of RSM US LLP
23.2	Consent of Windels Marx Lane & Mittendorf, LLP (included in the Opinion filed as Exhibit 5 hereto)

Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the Plans of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2)
That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer of controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Clinton, State of New Jersey, on the 22nd day of May, 2017. Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.
UNITY BANCORP, INC.

Name

/s/ David D. Dallas	Chairman of the Board and Director	May 22, 2017
David D. Dallas

/s/ James A. Hughes	President, Chief Executive Officer and Director	May 22, 2017
James A. Hughes	(Principal Executive Officer)

/s/ Alan J. Bedner, Jr.	Chief Financial Officer	May 22, 2017
Alan J. Bedner, Jr.	(Principal Financial and Accounting Officer)

/s/ Dr. Mark S. Brody	Director	May 22, 2017
Dr. Mark S. Brody

/s/ Wayne Courtright	Director	May 22, 2017
Wayne Courtright

/s/ Robert H. Dallas, II	Director	May 22, 2017
Robert H. Dallas, II

/s/ Mary E. Gross	Director	May 22, 2017
Mary E. Gross

/s/ Peter E. Maricondo	Director	May 22, 2017
Peter E. Maricondo

/s/ Raj Patel	Director	May 22, 2017
Raj Patel

/s/ Donald E. Souders, Jr.	Director	May 22, 2017
Donald E. Souders, Jr.

/s/ Aaron Tucker	Director	May 22, 2017
Aaron Tucker

/s/ Allen Tucker	Director	May 22, 2017
Allen Tucker

EXHIBIT INDEX TO REGISTRATION STATEMENT
ON FORM S-8 OF UNITY BANCORP, INC.

Exhibit Number	Description of Exhibits
4	2017 Stock Option Plan
5	Opinion of Windels Marx Lane & Mittendorf, LLP
23.1	Consent of RSM US LLP
23.2	Consent of Windels Marx Lane & Mittendorf, LLP (included in the Opinion filed as Exhibit 5 hereto)